Exhibit 23.(01)



                       [LETTERHEAD OF COOPERS & LYBRAND L.L.P.]


We consent to the inclusion in this registration statement on Form S-1 (File No. 333-2426) of our report dated March 13, 1996, except as to the information regarding the amendments to the Credit Facility in April 1996 presented in Note 5 for which the date is April 18, 1996 and the information presented in Note 15, for which the date is April 26, 1996, on our audits of the financial statements of Saks Holdings, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts."



                                             Coopers & Lybrand L.L.P.



New York, New York
May 20, 1996